Exhibit 10.31

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made by and between the following parties (individually a “Party” and collectively the “Parties”) and will become effective immediately upon the date upon which authorized representatives of both Parties have executed this Agreement (the “Effective Date”):

Purchaser:	KANSAS CITY LIFE INSURANCE COMPANY
3520 Broadway
Kansas City, Missouri 64111-2565
Attention: Gregory M. Galvin

Seller:	4100 QUEST, LLC
6 Logue Court
Greenville, SC 29615
Attn: General Counsel

BACKGROUND

WHEREAS, Seller is the owner of the Property (as hereinafter defined); and

WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Property on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties hereto hereby agree as follows:

1. Definitions. The following terms, wherever used in this Agreement with an initial capital letter or letters, shall have the meanings specified:

“Business Day” means Monday through Friday excluding holidays recognized by the federal government and/or the State of Tennessee.

“Escrow Agent” means the Title Company, acting in the capacity of escrow agent hereunder.

“Existing Environmental Report” means that certain letter (together with the materials referenced therein) entitled “Update of Phase I Environmental Site Assessment of the Building D Site, Memphis Distribution Center, Memphis, Tennessee”, prepared by Environmental Resources Management and addressed jointly to Kurt A. Nelson and the Industrial Development Board of the City of Memphis and County of Shelby, Tennessee, dated December 1, 1999 (a copy of which is attached hereto as Exhibit D).

“Existing Exceptions” means those certain exceptions to title to the Property set forth on Exhibit B attached hereto.

“Governmental Requirements” means all present and future laws, ordinances, orders, rules, regulations or requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof relating to all or any part of the Property or the use thereof.

“Improvements” means, collectively, the building, parking areas and all other improvements of any nature at any time and from time to time hereafter located on the Property.

“Inspections” means inspections and review by Purchaser respecting the Property and the Improvements, which may include, without limitation, the following matters: (a) title and survey, (b) access to a public right of way, (c) environmental, (d) wetlands and jurisdictional waters impacting the Improvements, (e) the physical attributes and condition of the Property and the Improvements, including, without limitation, drainage/floodplain issues, structural components, roof, paving, HVAC and electrical, mechanical, plumbing and fire protection systems, (f) compliance with Governmental Requirements (including, without limitation zoning matters), and (g) utility availability.

“Permitted Title Exceptions” means (a) the standard or printed exclusions in the form of Title Policy, (b) all real estate taxes not yet due and payable as of the Closing Date, (c) the Existing Exceptions, and (d) any other matters not objected to in writing by Purchaser prior to the end of the Inspection Period.

“Property” means that certain real property in Shelby County, Tennessee, as more particularly described on Exhibit A attached hereto and made a part hereof by this reference, together with all improvements constructed thereon, including, without limitation the Improvements and all rights running with such land; provided, however, that Seller shall be entitled to remove from such land prior to Closing any and all property of Seller located thereon as listed on Exhibit C hereto (which, if so removed, shall not constitute part of the Property).

“Seller’s Knowledge” means the actual current knowledge through the Closing Date of personnel of Seller responsible for the management of the Property and the handling of potential or actual environmental liabilities of Seller.

“Title Commitment” shall mean the commitment of the Title Company to issue the Title Policy.

“Title Company” shall mean First American Title Insurance Company.

“Title Policy” shall mean the standard form of ALTA Owner’s Policy of Title Insurance dated the date of Closing issued by the Title Company in the amount of the Purchase Price for the Property, and containing, unless prohibited by applicable statutes or regulations, such endorsements as are reasonably required by Purchaser.

2. Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property subject to the terms and conditions of this Agreement (including, without limitation, those set forth in Paragraph 5 below).

3. Purchase Price. The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Property at Closing shall be Six Million Three Hundred Thousand Dollars ($6,300,000.00). Within four Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent the amount of $100,000 (the “Earnest Money”). The balance of the Purchase Price shall be paid at Closing in immediately available funds.

4. Closing; Closing Costs; Prorations; Credits.

4.1 The closing or settlement of the sale of the Property (the “Closing”) shall be held on or before the later to occur of (a) 15 days after the end of the Inspection Period or (b) 10 days after Seller vacates the Property (the “Closing Date”). At the written request of either Seller or Purchaser. Closing may be accomplished through an escrow with Escrow Agent in which event Purchaser and Seller shall each execute and deliver to Escrow Agent such written escrow instructions as may be reasonably necessary or desirable to carry out such escrow.

4.2 Purchaser shall pay the cost of (a) any title examination of the Property, the title insurance premium for the Title Policy to be issued to Purchaser, any title endorsements to the Title Policy, and any updating of the Survey (hereinafter defined), (b) any transfer, grantor, documentary stamp or similar tax or assessment applicable to the Property, and (c) applicable recording fees. Seller shall pay (a) any overdue property taxes and the costs (including recording costs) of any cure of title defects required of Seller hereunder, (b) the cost of issuance of the Title Commitment, and (c) the cost of preparing the Deed. Each Party shall pay its own attorney fees and expenses. Any escrow fees of the Title Company shall be shared equally.

4.3 Private assessments affecting the Property and utility charges, if any shall be prorated as of midnight of the day preceding the Closing. The state, county, city or other ad valorem property taxes and assessments assessed against the Property for the year in which the Closing occurs (the “Taxes”) shall be prorated, on an accrual basis, as of midnight of the day preceding the day of Closing. If the proration is not based on the actual tax bill for the applicable year, the proration shall, at the request of either Seller or Purchaser, be adjusted when the actual tax bill is available. If the Property is taxed as a portion of a larger parcel, the Parties agree to pay their pro rata share of the Taxes covering the tax period of the Closing (and any previous periods) for the entire parcel to taxing authorities at the Closing, or, if the tax bill is not available, pay into escrow the estimated amount of said bill for payment by the Escrow Agent directly to the taxing authorities when the tax bill becomes available and shall execute and deliver such documentation before and after the Closing as may be necessary to cause the Property to be assessed as a separate parcel. If any special assessments or other similar governmental assessments or charges on the Property have been billed and are pending prior to Closing, Seller shall pay only those installments as shall become due and payable prior to Closing. If the Parties make any errors or omissions in the closing prorations or if they subsequently determine any dollar amount prorated to be incorrect, each agrees, upon notice from the other after Closing, to make any adjustment necessary to correct the error, including payment of any amount to the other then determined to be owing. This Paragraph 4.3 shall survive Closing.

5. Inspection.

5.1 Provided Purchaser first gives to Seller evidence reasonably acceptable to Seller of proper insurance coverage, Purchaser and Purchaser’s agents, employees and independent contractors shall have the right and privilege to enter upon the Property for a period of 40 days after the Effective Date (the “Inspection Period”) to undertake the Inspections, all at Purchaser’s sole cost and expense. After conducting any soil boring or other test which affects the physical condition of the Property, Purchaser will return the Property to as nearly as practicable its condition prior to such test. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, actions, causes of actions, and suits arising out of liens, damages to property (including the Property) or personal injury or death caused by the Purchaser’s entry upon the Property pursuant to its rights under this Agreement.

5.2 Within five days after the Effective Date, Seller shall provide to Purchaser (a) any and all engineering, soils, environmental and property inspection reports in its possession or control, and (b) copies of operating expenses for 2005, 2006, and 2007 and copies of the most recent real estate tax bill and assessment notice with regard to the Property.

5.3 If, on or before the end of the Inspection Period, Purchaser determines that the results of its Inspections demonstrate that the Property is not in a condition acceptable to Purchaser, Purchaser reserves, in its sole discretion, the right to terminate this Agreement by providing written notice to Seller on or before the end of the Inspection Period. If Purchaser properly terminates this Agreement in accordance with this section, the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms, and the Earnest Money shall be returned to Purchaser.

5.4 In the event Purchaser cannot obtain approval for the Closing from its Investment Committee and its Executive Committee prior to the end of the Inspection Period, this Agreement shall terminate, along with any obligation of Purchaser to purchase the Property, and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms, and the Earnest Money shall be returned to Purchaser.

5.5 In the event that Purchaser does not terminate this Agreement within the time periods set forth in Paragraphs 5.3 or 5.4 and in accordance with the terms of this Agreement, the Earnest Money shall be earned by Seller and become non-refundable to Purchaser, subject to performance by Seller of its closing obligations.

6. Title/Survey.

6.1 Seller shall not, at any time during the Term, alter or encumber title to the Property or otherwise suffer or permit any further encumbrances or liens to attach to the Property (other than the Permitted Title Exceptions). Seller shall convey marketable and insurable title to the Property to Purchaser by a special warranty deed, which shall be subject only to the Permitted Title Exceptions (the “Deed”). In no event shall the Property be subject to any (i) mortgage, deed to secure debt, deed of trust, security agreement, judgment, lien or claim of lien, or any other title exception or defect that is monetary in nature, Seller hereby agreeing to pay and satisfy of record any such title defects or exceptions prior to or at Closing at Seller’s expense or terminate this Agreement by the deadline for Closing hereunder, or (ii) any leases, rental agreements or other rights of occupancy of any kind, whether written or oral (the items described in (i) and (ii) are referred to herein collectively as the “Seller Defects”). For purposes of this Paragraph 6.1. “insurable title” means title insurable at standard rates by the Title Company with a Title Policy.

6.2 Seller shall obtain, at its expense, a title insurance commitment for the Property (the “Title Commitment”), issued by the Title Company and naming Purchaser as the proposed insured within 20 days after the Effective Date. In the event the Title Commitment discloses any Seller Defects or any exceptions to title other than the Permitted Title Exceptions, Seller Shall, at its expense, either (A) cause the same to be removed as encumbrances to the Property prior to Closing or (B) terminate this Agreement, and the Earnest Money shall be returned to Purchaser. The obligation of Purchaser to proceed with Closing shall be subject to the condition precedent that the Title Company must issue to Purchaser at the Closing a Title Policy, subject to payment by Purchaser of the premium for such policy, and Seller shall reasonably cooperate with Purchaser’s efforts to cause the Title Company to issue such Title Policy.

6.3 Seller shall deliver to Purchaser, within five days after the Effective Date, a copy of the most recent survey of the Property in its possession (the “Survey”). Purchaser may at its expense cause the Property to be re-surveyed (or the Survey updated) by a reputable registered land surveyor prior to Closing. In the event Purchaser does cause the Property to be so re-surveyed or the Survey updated, the property description to be included in the Deed shall be prepared from the Survey (to the extent consistent with the deed into Seller, and then only if such Survey is certified to Seller).

7. Broker. The Parties each warrant and represent to the other that each such Party has not employed or dealt with a real estate broker or agent in connection with the Property, other than Commercial Advisors, LLC (“Broker”) employed by Seller. Seller shall be responsible for any brokerage commission payable to Broker. The Parties covenant and agree, each to the other, to indemnify the other against any loss, liability, costs (including reasonable attorney fees and expenses actually incurred), claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to the alleged employment or use by the indemnifying Party of any real estate broker or agent other than Broker. The provisions of this Paragraph 7 shall survive Closing.

8. Eminent Domain. If, after the Effective Date, Seller receives notice of the commencement of threatened commencement of eminent domain or other like proceedings against any portion of the Property not theretofore acquired by Purchaser, Seller shall promptly give Notice thereof to Purchaser (any of the foregoing, a “Taking”). In the event of a Taking, Purchaser may terminate this Agreement, along with any obligation to purchase the Property, and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms, and the Earnest Money shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement, Seller shall assign to Purchaser all rights under the Taking and the Closing shall occur with no adjustment to the Purchase Price.

9. Casualty. If any part of the Property is physically damaged after the Effective Date, Seller shall give Notice to Purchaser of such damage and of Seller’s insurance coverage (and whether Seller is willing to allow the proceeds of such insurance to be used to restore the Property or to afford a reduction to the Purchase Price in the amount of such proceeds) ( a “Casualty”). In the event of a Casualty, Purchaser may terminate this Agreement, along with any obligation to purchase the Property and the Parties shall have no further rights or obligations hereunder, except for those which explicitly survive such a termination by their terms, and the Earnest Money shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement, the Closing shall occur with no adjustment to the Purchase Price (other than for any insurance proceeds Seller elects to credit).

10. Documents. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price at Closing. Seller shall obtain and deliver to Purchaser at Closing the following documents (all of which shall be duly executed and witnessed, which documents Purchaser agrees to execute where required):

10.1 The Deed, subject only to the Permitted Title Exceptions;

10.2 An affidavit of title or customary indemnification regarding actions of Seller that may not be reflected in the public records in form reasonably satisfactory to the Title Company for the purpose of issuing its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements, or for the rights of parties in possession:

10.3 Evidence that Seller is not a foreign person against whom withholding is required under the Internal Revenue Code, or applicable state law, without which Purchaser shall withhold as required;

10.4 Each Party shall deliver to the other Party appropriate evidence to establish the authority of such Party to perform its obligations hereunder at Closing;

10.5 The Parties shall also deliver a closing statement, any escrow instructions, transfer tax declarations and other documents reasonably necessary to complete and evidence the transaction contemplated hereby; and

10.6 Such estoppel certificates as may be necessary to evidence to Purchaser’s reasonable satisfaction that, with regard to any restrictive covenants or agreements affecting the Property (if any), no material default exists as of the Closing Date.

11. Default and Remedies. In the event of any default by any Party in its obligations hereunder, the other Party shall have the right to proceed with all remedies available at law or in equity including, without limitation, specific performance (and the Parties hereby stipulate and agree that specific performance is an appropriate remedy hereunder).

12. Condition of Property. Purchaser agrees that it accepts the Property on the Closing Date on an “as-is,” “where is,” and “with all faults” basis and condition. Purchaser acknowledges that Seller has no obligation whatsoever to remediate or improve the Property, including but not limited to the environmental condition of the Property, or any existing improvements located thereon. Purchaser expressly acknowledges and agrees that Seller has not and does not make any representation, covenant, or warranty, express or implied, regarding the condition of the Property or the fitness of the Property for any intended or particular use, any and all such representations, covenants, and warranties, express or implied, being hereby expressly denied by Seller and waived by Purchaser. Purchaser agrees that, by acquiring title to the Property, Purchaser thereby forever remises, releases, waives, and discharges all claims, causes of action, and demands against Seller from the date of Closing forward, under any federal, state or local environmental laws, rules, regulations, ordinances, and orders, at law or in equity, which Purchaser has or shall , can, or may have or acquire, including but not limited to cross-claims, arising from or relating to any and all conditions of the Property, including but not limited to its environmental condition.

13. Possession. Seller shall deliver actual and exclusive possession of the Property at Closing.

14. Representations and Warranties.

14.1 Seller represents and warrants to Purchaser that, to Seller’s Knowledge: (a) Seller has not received any written notice of any present legal proceeding or pending condemnation against the Property; (b) during Seller’s ownership of the Property, Seller has not brought on, or generated, used or stored, or disposed of upon the Property any hazardous materials in material violation of any laws, rules or regulations relating to the same; (c) Seller has not received any written notice (i) from any federal, state, county or municipal authority alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of law with respect to the Property or any part thereof, including, without limitation, the occupancy or operation thereof, which has not been corrected in all material respects; (ii) by way of any written claims or adverse written reports of a material nature concerning the physical condition of the Property or of major defects or impairments of normal operating conditions in any component of the Property which have not been cured, nor has Seller received any written notification or written reports from any general contractor, engineer, architect or inspector or consultant that any work is required to be done in connection with the Property which remains outstanding and, if not addressed, would have a material adverse effect on the continued use and operation of the Property; and (iii) of any pending property insurance claims relating to the Property; and (d) Seller is not a party to any existing contract with third parties related to the maintenance, remediation or operation of the Property other than any that it will terminate prior to Closing.

14.2 Each party hereto warrants and represents that: (a) such party has full and complete authority to enter into this Agreement and each person executing this Agreement on behalf of a party warrants and represents that he has been fully authorized to execute this Agreement on behalf of such party and that such party is bound by the signature of such representative; and (b) each party has been afforded the opportunity to be represented by counsel of its choice in connection with the execution of this Agreement and has had ample opportunity to read, review, and understand the provisions of this Agreement.

15. Miscellaneous

15.1 Notice. Wherever any notice or other communication is required or permitted hereunder (“Notice”), such Notice shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U. S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth on the first page of this Agreement and set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

Notice to Purchaser:

Kansas City Life Insurance Company

3520 Broadway

Kansas City, Missouri 64111-2565

Attention: Gregory M. Galvin

816.753.7000

ggalvin@kclife.com

Notice to Seller:

4100 Quest, LLC

6 Logue Court

Greenville, South Carolina 29615

Attention: General Counsel

With a Copy to:

Nelson Mullins Riley & Scarborough LLP

100 North Tryon Street

Suite 4200

Charlotte, North Carolina 28202

Attention: Francis C. Pray, Jr.

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given and received (a) on the date of delivery, if delivered by hand or overnight express delivery service; or (b) on the date indicated on the return receipt if mailed (or, if not accepted, three Business Days after depositing in the mail). If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing.

15.2 Time of Essence. Time is of the essence of this Agreement.

15.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties and may not be amended except by written instrument executed by Purchaser and Seller.

15.4 Interpretation. The paragraph headings are inserted for convenience only and are in no way intended to interpret, define, or limit the scope or content of this Agreement or any provision hereof. If any Party is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such Party is used in the singular in this Agreement. If any right of approval or consent by a Party is provided for in this Agreement, the Party shall exercise the right promptly, in good faith and reasonably, unless this Agreement expressly gives such Party the right to use its sole discretion. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day.

15.5 Survival and Termination. The provisions of this Agreement shall survive the Closing and shall remain in full force and effect only with respect to those rights, duties and obligations of Seller and Purchaser which are expressly stated herein to survive and be performed after the Closing. “Terminate” or Termination” shall mean the termination of this Agreement pursuant to any provision of this Agreement expressly providing for such termination.

15.6 Applicable Law. This Agreement shall be construed and interpreted in accordance with the substantive laws of the State of Tennessee.

15.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment hereof by Purchaser shall be subject to the prior written consent of Seller in its sole discretion. Any permitted assignment shall be in writing, and the assignee shall assume and agree to observe and perform all of the obligations and duties of Purchaser under this Agreement.

15.8 Exhibits. The exhibits referred to in and attached to this Agreement are incorporated herein in full by reference.

15.9 Counterpart Execution; Electronic Delivery. This Agreement may be executed in separate counterparts. It shall be fully executed when each Party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all the Parties. Executed counterparts of this Agreement may be delivered by facsimile, email or other electronics transmission with the same force and effect as if originals had been delivered to the Parties. At the request of any Party, all Parties shall promptly execute and deliver to the Parties multiple originals sufficient for each Party to possess two fully executed originals of this Agreement.

15.10 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations, and is intended, and shall for all purposes be deemed to be a single, integrated document setting forth all of the agreements and understandings of the Parties, and superseding all prior negotiations, understandings and agreements of such Parties with respect to the sale of the Property. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

15.11 No Partnership. Seller and Purchaser acknowledge and agree that the existence of this Agreement does not in any way whatsoever create or constitute any kind of partnership or joint venture of any nature between Seller and Purchaser. The sole and exclusive legal relationship created by this Agreement is a relationship as seller and purchaser only.

15.12 Confidentiality. This Agreement and the contents hereof are confidential and, except for disclosure hereof on a confidential basis to any accountants, attorneys and other professional advisors retained by any Party in connection with the transactions contemplated hereby or as otherwise required by law or regulation (including, without limitation, any filings with the U.S. Securities and Exchange Commission) may not be disclosed in whole or in part to any person or entity without the prior written consent of the non-disclosing Party.

IN WITNESS WHEREOF, the Parties have set their hands and seals hereto as of the day and year first above written.

PURCHASER:

KANSAS CITY LIFE INSURANCE COMPANY

By:	/s/ Tracy W. Knapp
Name:	Tracy W. Knapp
Date:	12/12/07
Title:	Senior Vice President

SELLER:

4100 QUEST, LLC

By:	/s/ Andrea D. Meade
Name:	Andrea D. Meade
Date:	12/13/07
Title:	Executive VP Operations & Corp. Dev.